Litton Loan Servicing LP
An affiliate of C-Bass
4828 Loop Central Drive
Houston, Texas  77081-2226
Telephone 713 966-8966
Fax 713 966-8830


January 10, 2003


Deloitte & Touche LLP
333 Clay Street, Suite 2300
Houston, TX  77002

In connection with your examination of our assertion that Litton Loan Servicing LP (the "Company") complied with the minimum servicing standards in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2002, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the minimum servicing standards in the USAP.
2. We are responsible for establishing and maintaining an effective internal control structure over compliance with the minimum servicing standards.
3. We have performed an evaluation of the Company's compliance with the minimum servicing standards.
4. As of and for the year ended December 31, 2002, the Company has complied with the minimum servicing standards.
5. We have disclosed to you all known noncompliance with the minimum servicing standards.
6. We have made available to you all documentation related to compliance with the minimum servicing standards.
7. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between January 1, 2003 and January 10, 2003.
8. We have disclosed to you any known noncompliance occurring subsequent to December 31, 2002.


/s/ Larry B. Litton, Sr.
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Larry B. Litton, Sr., President and CEO

/s/ Janice McClure
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Janice McClure, Senior Vice President